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                                                                      EXHIBIT 14


                                 URS CORPORATION


                       CODE OF BUSINESS CONDUCT AND ETHICS


                              REVISED JULY 15, 2003
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                               TABLE OF CONTENTS

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1.    INTRODUCTION..........................................................    1

2.    RESPECT FOR PEOPLE AND NONDISCRIMINATION..............................    2

3.    LEGAL COMPLIANCE......................................................    2

4     ENVIRONMENTAL COMPLIANCE..............................................    3

5.    INSIDER TRADING.......................................................    3

6.    INTERNATIONAL BUSINESS LAWS...........................................    3

7.    ANTITRUST.............................................................    4

8.    CONFLICTS OF INTEREST.................................................    5

9.    CORPORATE OPPORTUNITIES...............................................    7

10.   MAINTENANCE OF CORPORATE BOOKS, RECORDS, DOCUMENTS AND ACCOUNTS;
      FINANCIAL INTEGRITY; PUBLIC REPORTING.................................    7

11.   FAIR DEALING..........................................................    8

12.   GIFTS AND ENTERTAINMENT...............................................    9

13.   PROTECTION AND PROPER USE OF COMPANY ASSETS...........................   10

14.   CONFIDENTIALITY.......................................................   10

15.   MEDIA/PUBLIC DISCUSSIONS..............................................   11

16.   WAIVERS...............................................................   11

17.   COMPLIANCE STANDARDS AND PROCEDURES...................................   12
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                                      -i-
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                                 URS CORPORATION

                       CODE OF BUSINESS CONDUCT AND ETHICS

1.    INTRODUCTION

      We are committed to maintaining the highest standards of business conduct and ethics. This Code of Business Conduct and Ethics reflects the business practices and principles of behavior that support this commitment. As a large, global company, URS has a diverse employee population drawn from the individual business cultures of several distinct companies. Although we function as a multinational organization, we expect every employee, officer and director to read and understand the Code and its application to the performance of his or her business responsibilities. References in the Code to employees are intended to cover officers and, as applicable, directors.

      Officers, managers and other supervisors are expected to develop in employees a sense of commitment to the spirit, as well as the letter, of the Code. Supervisors also are expected to ensure that all agents and contractors conform to Code standards when working for or on behalf of URS. The compliance environment within each supervisor's assigned area of responsibility will be a factor in evaluating the quality of that individual's performance. Nothing in the Code alters the employment at-will policy of URS applicable to all U.S. employees.

      The Code cannot possibly describe every practice or principle related to honest and ethical conduct. The Code addresses conduct that is particularly important to proper dealings with the people and entities with whom we interact, including our coworkers, clients, contractors, vendors, investors, the governments that regulate our activities and members of our community, and establishes our commitment to the highest ethical standards. From time to time we may adopt additional policies and procedures with which our employees, officers and directors are expected to comply, if applicable to them. However, it is the responsibility of each employee to apply common sense, together with his or her own highest personal ethical standards, in making business decisions where there is no stated guideline in the Code or in our other policies and procedures. Unyielding personal integrity is the foundation of corporate integrity. The integrity and reputation of URS depends on the honesty, fairness and integrity brought to the job by each person associated with us.

      Be aware that action by members of your immediate family, significant others or other persons who live in your household (referred to in the Code as "family members") also may potentially result in ethical issues to the extent that they involve URS business. For example, acceptance of inappropriate gifts by a family member from one of our suppliers could create a conflict of interest and result in a Code violation attributable to you. Consequently, in complying with the Code, you should consider not only your own conduct, but also that of your immediate family members, significant others and other persons who live in your household.

      YOU SHOULD NOT HESITATE TO ASK QUESTIONS ABOUT WHETHER ANY CONDUCT MAY VIOLATE THE CODE, VOICE CONCERNS OR CLARIFY GRAY AREAS. SECTION 17 BELOW DETAILS THE COMPLIANCE RESOURCES AVAILABLE TO YOU. IN ADDITION, YOU SHOULD BE ALERT TO POSSIBLE VIOLATIONS OF THE CODE BY OTHERS AND REPORT SUSPECTED


                                       1.
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VIOLATIONS, WITHOUT FEAR OF ANY FORM OF RETALIATION, AS FURTHER DESCRIBED IN
SECTION 17. Violations of the Code will not be tolerated. Any employee who violates the standards in the Code may be subject to disciplinary action, which, depending on the nature of the violation and the history of the employee, may range from a warning or a reprimand to and including termination of employment and, in appropriate cases, civil legal action or referral for criminal prosecution.

2.    RESPECT FOR PEOPLE AND NONDISCRIMINATION

      As a URS employee, you are critical to our success, and our policy is to treat you with fairness and respect.

      URS is an equal opportunity employer. We do not tolerate discrimination against applicants or employees based on race, religion, sex, age, marital status, national origin, sexual orientation, citizenship status, or disability. We prohibit discrimination in decisions concerning recruitment, hiring, compensation, benefits, training, termination, promotions, or any other condition of employment or career development.

      We are committed to providing a work environment that is free from discrimination or harassment of any type. We will not tolerate the use of discriminatory slurs, unwelcome unsolicited sexual advances or harassment, or any other remarks, jokes or conduct that creates or fosters an offensive or hostile work environment. Employees at all levels of the organization must act with respect and civility toward clients, coworkers and outside firms.

      Being treated fairly means that managers and supervisors will evaluate you according to your merits, not according to arbitrary factors.

3.    LEGAL COMPLIANCE

      Obeying the law, both in letter and in spirit, is the foundation of this Code. Our success depends upon each employee's operating within legal guidelines and cooperating with local, national and international authorities. It is therefore essential that you understand the legal and regulatory requirements applicable to your business unit and area of responsibility. We hold periodic training sessions to ensure that all employees comply with the relevant laws, rules and regulations associated with their employment, including laws prohibiting insider trading (which are discussed in further detail in Section 5 below). While we do not expect you to memorize every detail of these laws, rules and regulations, we want you to be able to determine when to seek advice from others. If you do have a question in the area of legal compliance, it is important that you not hesitate to seek answers from a member of the legal department.


                                       2.
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      Disregard of the law will not be tolerated. Violation of domestic or foreign laws, rules and regulations may subject an individual, as well as URS, to civil and/or criminal penalties. You should be aware that conduct and records, including emails, are subject to internal and external audits, and to discovery by third parties in the event of a government investigation or civil litigation. It is in everyone's best interests to know and comply with our legal and ethical obligations.

4.    ENVIRONMENTAL COMPLIANCE

      Federal law imposes criminal liability on any person or company that contaminates the environment with any hazardous substance that could cause injury to the community or environment. Violation of environmental laws can be a criminal offense and can involve monetary fines and imprisonment. We expect employees to comply with all applicable environmental laws.

      Our intent has been, and continues to be, to conduct our business in an environmentally responsible manner that minimizes environmental impacts. We are committed to minimizing and, if possible, eliminating the use of any substance or material that may cause environmental damage, reducing waste generation and disposing of all waste through safe and responsible methods, minimizing environmental risks by employing safe technologies and operating procedures, and being prepared to respond appropriately to accidents and emergencies.

5.    INSIDER TRADING

      Employees of URS who come into possession of material non-public information concerning URS must safeguard the information and not intentionally or inadvertently communicate it to any person, including family members and friends, unless the person has a need to know the information for legitimate, URS business. All non-public information about URS or about companies with which we do business is considered confidential information. To use material non-public information in connection with buying or selling securities, including "tipping" others who might make an investment decision on the basis of this information, is not only unethical, it is illegal. Employees must exercise the utmost care when handling material inside information. You should consult the Insider Trading Policy for more specific information on the definition of "material inside information" and on buying and selling our securities or securities of companies with which we do business.

      If any employee has access to material non-public information relating to URS, neither that person nor any related person or affiliate may buy or sell securities of URS or engage in any other action to take advantage of, or pass onto others, that information. Transactions that may be necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure, are no exception. Even the appearance of an improper transaction should be avoided.

6.    INTERNATIONAL BUSINESS LAWS

      Our employees are expected to comply with the applicable laws in all countries to which they travel, in which they operate and where we otherwise do business, including laws prohibiting bribery, corruption or the conduct of business with specified individuals, companies


                                       3.
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or countries. The fact that in some countries certain laws are not enforced or that violation of those laws is not subject to public criticism will not be accepted as an excuse for noncompliance. In addition, we expect employees to comply with U.S. laws, rules and regulations governing the conduct of business by its citizens and corporations outside the U.S.

      These U.S. laws, rules and regulations, which extend to all our activities outside the U.S., include:

      - The Foreign Corrupt Practices Act, which prohibits directly or indirectly giving anything of value to a government official to obtain or retain business or favorable treatment, and requires the maintenance of accurate books of account, with all company transactions being properly recorded;

      - U.S. Embargoes, which restrict or, in some cases, prohibit companies, their subsidiaries and their employees from doing business with certain other countries identified on a list that changes periodically (including, for example, Angola (partial), Burma (partial), Cuba, Iran, Iraq, Libya, North Korea, Sudan and Syria) or specific companies or individuals;

      - Export Controls, which restrict travel to designated countries or prohibit or restrict the export of goods, services and technology to designated countries, denied persons or denied entities from the U.S., or the re-export of U.S. origin goods from the country of original destination to such designated countries, denied companies or denied entities; and

      - Antiboycott Compliance, which prohibits U.S. companies from taking any action that has the effect of furthering or supporting a restrictive trade practice or boycott that is fostered or imposed by a foreign country against a country friendly to the U.S. or against any U.S. person.

      If you have a question as to whether an activity is restricted or prohibited, seek assistance from your superior or a member of the legal department before taking any action, including giving any verbal assurances that might be regulated by international laws.

7.    ANTITRUST

      Antitrust laws are designed to protect the competitive process. These laws are based on the premise that the public interest is best served by vigorous competition and will suffer from illegal agreements or collusion among competitors. Antitrust laws generally prohibit:

      - agreements, formal or informal, with competitors that harm competition or customers, including price fixing and allocations of customers, territories or contracts;

      - agreements, formal or informal, that establish or fix the price at which a customer may resell a product; and



                                       4.
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      -     the acquisition or maintenance of a monopoly or attempted monopoly through anti-competitive conduct.

      Certain kinds of information, such as pricing, production and inventory and, particularly with respect to federal government procurement, competitors' bid and proposal information and "source selection information," should not be exchanged with competitors, regardless of how innocent or casual the exchange may be and regardless of the setting, whether business or social. We must conduct all interactions with competitors, including social activities, as if they were completely in the public view, because they may later be subject to probing examination and unfavorable interpretation.

      Antitrust laws impose severe penalties for certain types of violations, including criminal penalties and potential fines and damages of millions of dollars, which may be tripled under certain circumstances. We periodically provide antitrust compliance training for employees in sensitive positions. Understanding the requirements of antitrust and unfair competition laws of the various jurisdictions where we do business can be difficult, and you are urged to seek assistance from your supervisor or the Compliance Officer whenever you have a question relating to these laws.

8.    CONFLICTS OF INTEREST

      A "conflict of interest" occurs when an individual's personal interest may interfere in any way with the performance of his or her duties or the best interests of URS. A conflicting personal interest could result from an expectation of personal gain now or in the future or from a need to satisfy a prior or concurrent personal obligation. We expect our employees to be free from influences that conflict with the best interests of URS or might deprive URS of their undivided loyalty in business dealings. Even the appearance of a conflict of interest where none actually exists can be damaging and should be avoided. Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest are prohibited unless specifically authorized as described below.

      If you have any questions about a potential conflict or if you become aware of an actual or potential conflict, and you are not an officer or director of URS, you should discuss the matter with your supervisor or the Compliance Officer (as further described in Section 17). Supervisors may not authorize conflict of interest matters without first seeking the approval of the Compliance Officer and filing with the Compliance Officer a written description of the authorized activity. If the supervisor is involved in the potential or actual conflict, you should discuss the matter directly with the Compliance Officer. Executive officers and directors may seek authorizations only from the Audit Committee. Factors that may be considered in evaluating a potential conflict of interest are, among others:

      - whether it may interfere with the employee's job performance, responsibilities or morale;

      -     whether the employee has access to confidential information;


                                       5.
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      -     whether it may interfere with the job performance, responsibilities or morale of others within the organization;

      -     any potential adverse or beneficial impact on our business;

      - any potential adverse or beneficial impact on our relationships with our customers or suppliers or other service providers;

      -     whether it would enhance or support a competitor's position;

      - the extent to which it would result in financial or other benefit (direct or indirect) to the employee;

      - the extent to which it would result in financial or other benefit (direct or indirect) to one of our customers, suppliers or other service providers; and

      -     the extent to which it would appear improper to an outside observer.

      The following are examples of situations that may, depending on the facts and circumstances, involve conflicts of interests:

      - Employment by (including consulting for) or service on the board of a competitor, customer or supplier or other service provider. Activity that enhances or supports the position of a competitor to the detriment of URS is prohibited, including employment by or service on the board of a competitor. Employment by or service on the board of a customer or supplier or other service provider is generally discouraged and you must seek authorization in advance if you plan to take such action.

      - Owning, directly or indirectly, a significant financial interest in any entity that does business, seeks to do business or competes with US. In addition to the factors described above, persons evaluating ownership for conflicts of interest will consider the size and nature of the investment; the nature of the relationship between the other entity and URS; the employee's access to confidential information and the employee's ability to influence URS decisions. If you would like to acquire a financial interest of that kind, you must seek approval in advance.

      - Soliciting or accepting gifts, favors, loans or preferential treatment from any person or entity that does business or seeks to do business with us. See Section 12 for further discussion of the issues involved in this type of conflict.

      - Soliciting contributions to any charity or for any political candidate from any person or entity that does business or seeks to do business with us.

      - Taking personal advantage of corporate opportunities. See Section 9 for further discussion of the issues involved in this type of conflict.

      -     Moonlighting without permission.


                                       6.
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      -     Conducting our business transactions with your family member or a business in which you have a significant financial interest. Material related-party transactions approved by the Audit Committee and involving any executive officer or director will be publicly disclosed as required by applicable laws and regulations.

      - Exercising supervisory or other authority on behalf of URS over a co-worker who is also a family member. The employee's supervisor and/or the Compliance Officer will consult with the Human Resources department to assess the advisability of reassignment.

      Loans to, or guarantees of obligations of, employees or their family members by URS are of special concern and could constitute an improper personal benefit to the recipients of these loans or guarantees, depending on the facts and circumstances. Some loans are expressly prohibited by law and others may require approval by our Board of Directors or one of its committees.

9.    CORPORATE OPPORTUNITIES

      You may not take personal advantage of opportunities for URS that are presented to you or discovered by you as a result of your position with us or through your use of corporate property or information, unless authorized by your supervisor, the Compliance Officer or, in the case of executive officers and directors, the Audit Committee, as described in Section 8. Even opportunities that are acquired privately by you may be questionable if they are related to our existing or proposed lines of business. Significant participation in an investment or outside business opportunity that is directly related to our lines of business must be pre-approved. You cannot use your position with us or corporate property or information for improper personal gain, nor can you compete with us in any way.

10. MAINTENANCE OF CORPORATE BOOKS, RECORDS, DOCUMENTS AND ACCOUNTS; FINANCIAL INTEGRITY; PUBLIC REPORTING

      The integrity of our records and public disclosure depends on the validity, accuracy and completeness of the information supporting the entries to our books of account. Therefore, our corporate and business records should be completed accurately and honestly. The making of false or misleading entries, whether they relate to financial results or test results, is strictly prohibited. Our records serve as a basis for managing our business and are important in meeting our obligations to customers, suppliers, creditors, employees and others with whom we do business. As a result, it is important that our books, records and accounts accurately and fairly reflect, in reasonable detail, our assets, liabilities, revenues, costs and expenses, as well as all transactions and changes in assets and liabilities. We require that:

      - no entry be made in our books and records that intentionally hides or disguises the nature of any transaction or of any of our liabilities, or misclassifies any transactions as to accounts or accounting periods;

      -     transactions be supported by appropriate documentation;


                                       7.
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      -     the terms of sales and other commercial transactions be reflected accurately in the documentation for those transactions and all such documentation be reflected accurately in our books and records;

      -     employees comply with our system of internal controls; and

      - no cash or other assets be maintained for any purpose in any unrecorded or "off-the-books" fund.

      Our accounting records are also relied upon to produce reports for our management, stockholders and creditors, as well as for governmental agencies. In particular, we rely upon our accounting and other business and corporate records in preparing the periodic and current reports that we file with the SEC. Securities laws require that these reports provide full, fair, accurate, timely and understandable disclosure and fairly present our financial condition and results of operations. Employees who collect, provide or analyze information for or otherwise contribute in any way in preparing or verifying these reports should strive to ensure that our financial disclosure is accurate and transparent and that our reports contain all of the information about URS that would be important to enable stockholders and potential investors to assess the soundness and risks of our business and finances and the quality and integrity of our accounting and disclosures. In addition:

      - no employee may take or authorize any action that would cause our financial records or financial disclosure to fail to comply with generally accepted accounting principles, the rules and regulations of the SEC or other applicable laws, rules and regulations;

      - all employees must cooperate fully with our Accounting and Internal Auditing Departments, as well as our independent public accountants and counsel, respond to their questions with candor and provide them with complete and accurate information to help ensure that our books and records, as well as our reports filed with the SEC, are accurate and complete; and

      - no employee should knowingly make (or cause or encourage any other person to make) any false or misleading statement in any of our reports filed with the SEC or knowingly omit (or cause or encourage any other person to omit) any information necessary to make the disclosure in any of our reports accurate in all material respects.

      Any employee who becomes aware of any departure from these standards has a responsibility to report his or her knowledge promptly to a supervisor, the Compliance Officer or one of the other compliance resources described in Section 17.

11.   FAIR DEALING

      We strive to outperform our competition fairly and honestly. Advantages over our competitors are to be obtained through superior performance of our products and services, not through unethical or illegal business practices. Acquiring proprietary information from others


                                       8.
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through improper means, possessing trade secret information that was improperly obtained, or inducing improper disclosure of confidential information from past or present employees of other companies is prohibited, even if motivated by an intention to advance our interests. If information is obtained by mistake that may constitute a trade secret or other confidential information of another business, or if you have any questions about the legality of proposed information gathering, you must consult your supervisor or the Compliance Officer, as further described in Section 17.

      You are expected to deal fairly with our customers, suppliers, employees and anyone else with whom you have contact in the course of performing your job. Be aware that the Federal Trade Commission Act provides that "unfair methods of competition in commerce, and unfair or deceptive acts or practices in commerce, are declared unlawful." It is a violation of the Act to engage in deceptive, unfair or unethical practices, and to make misrepresentations in connection with sales activities.

      Employees involved in procurement have a special responsibility to adhere to principles of fair competition in the purchase of products and services by selecting suppliers based exclusively on normal commercial considerations, such as quality, cost, availability, service and reputation, and not on the receipt of special favors.

12.   GIFTS AND ENTERTAINMENT

      Business entertainment and gifts are meant to create goodwill and sound working relationships and not to gain improper advantage with customers or facilitate approvals from government officials. Unless express permission is received from a supervisor, the Compliance Officer or the Audit Committee, entertainment and gifts cannot be offered, provided or accepted by any employee unless consistent with customary business practices and not (a) of greater than nominal or token value, (b) in cash, (c) consisting of travel or lodging, (d) susceptible of being construed as a bribe or kickback or (e) in violation of any laws. Any gift that could create an obligation to the donor or recipient, or influence the business relationship with the donor or recipient, should not be offered, provided or accepted. These principles apply to our transactions everywhere in the world, even where the practice is widely considered "a way of doing business." Employees should not accept gifts or entertainment that may reasonably be deemed to affect their judgment or actions in the performance of their duties. Our customers, suppliers and the public at large should know that our employees' judgment is not for sale.

      Under some statutes, such as the U.S. Foreign Corrupt Practices Act (further described in Section 3), giving anything of value to a government official to obtain or retain business or favorable treatment is a criminal act subject to prosecution and conviction. Discuss with your supervisor or the Compliance Officer any proposed entertainment or gifts if you are uncertain about their appropriateness. If, for any reason, you intend to provide any gift to a government official or employee, it must be in strict compliance with applicable laws, and you must first obtain approval from the Compliance Officer.


                                       9.
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13.   PROTECTION AND PROPER USE OF COMPANY ASSETS

      All employees are expected to protect our assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on our profitability. Our property, such as office supplies, computer equipment and software, records, customer information, manpower, URS names and trademarks, physical plants and products, are expected to be used only for legitimate business purposes, although incidental personal use may be permitted. You may not, however, use our corporate name, any brand name or trademark owned or associated with URS or any of its subsidiaries or any letterhead stationery for any personal purpose.

      Employees should be mindful of the fact that we retain the right to access, review, monitor and disclose any information transmitted, received or stored using our electronic equipment, with or without an employee's or third party's knowledge, consent or approval and in accordance with applicable law, and employees should have no expectation of privacy in connection with this equipment. Any misuse or suspected misuse of our assets must be immediately reported to your supervisor or the Compliance Officer.

14.   CONFIDENTIALITY

      One of our most important assets is our confidential information. Employees who have received or have access to confidential information should take care to keep this information confidential. Confidential information may include business, marketing and service plans, financial information, engineering and manufacturing ideas, designs, databases, configuration of our computer systems, customer lists, pricing strategies, marketing materials, personnel data, personally identifiable information pertaining to our employees (e.g., salary, bonus or performance-appraisal data), customers or other individuals (e.g., names, addresses, telephone numbers and social security numbers), and similar types of information provided to us by our customers, suppliers and partners. This information may be protected by patent, trademark, copyright and trade secret laws.

      In addition, because we interact with other companies and organizations, there may be times when you learn confidential information about other companies before that information has been made available to the public. You must treat this information in the same manner as you are required to treat our confidential and proprietary information. There may even be times when you must treat as confidential the fact that we have an interest in, or are involved with, another company.

      You are expected to keep confidential all proprietary and non-public information unless and until that information is released to the public through approved channels (usually through a press release, an SEC filing or a formal communication from a member of senior management, as further described in
Section 15). Every employee has a duty to refrain from disclosing to any person confidential or proprietary information about us or any other company learned in the course of employment here, until that information is disclosed to the public through approved channels. This policy requires you to refrain from discussing confidential or proprietary information with outsiders and even with other URS employees, unless those fellow employees have a legitimate need to know the information in order to perform their job duties. Unauthorized use or distribution of this information could also be illegal and result in civil


                                      10.

liability and/or criminal penalties.

      You should also take care not to inadvertently disclose confidential information. Materials that contain confidential information, such as memos, notebooks, computer disks and laptop computers should be stored securely. To that end, any computer or voicemail passwords should be carefully protected. If you have reason to believe that your password or the security of a URS technological resource has been compromised, you must change your password immediately and report the incident to your supervisor and the applicable system administrator.

      Unauthorized posting or discussion of any information concerning our business, information or prospects on the Internet is prohibited. You may not discuss our business, information or prospects in any "chat room," regardless of whether you use your own name or a pseudonym. Be cautious when discussing sensitive information in public places like elevators, airports, restaurants and "quasi-public" areas within URS, such as cafeterias. All URS emails, voicemails and other communications are presumed confidential and should not be forwarded or otherwise disseminated outside of URS, except where required for legitimate business purposes. Additionally, you must not include sensitive or confidential information in any messages that are widely distributed or sent outside of URS unless you use URS-approved security techniques.

      In addition to the above responsibilities, if you are handling information protected by any privacy policy published by us, then you must handle that information solely in accordance with the applicable policy.

15.   MEDIA/PUBLIC DISCUSSIONS

      It is our policy to disclose material information concerning URS to the public only through specific limited channels to avoid inappropriate publicity and to ensure that all those with an interest in the company will have equal access to information. All inquiries or calls from our stockholders, financial analysts or the press should be referred to the Vice President and Treasurer who handles investor relations or the Vice President of Corporate Communications. We have designated our Vice President and Treasurer as our official spokesperson for financial matters. We have designated the Vice President of Corporate Communications as our official spokesperson for marketing, technical and other related information. Unless a specific exception has been made by the Chief Executive Officer or Chief Financial Officer, these designees are the only people who may communicate with our stockholders, the investment community or the press on behalf of URS.

16.   WAIVERS

      Any waiver of this Code for executive officers (including, where required by applicable laws, our principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions)) or directors may be authorized only by our Board of Directors or a committee of the Board, and will be disclosed to stockholders as required by applicable laws, rules and regulations.


                                      11.
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17.   COMPLIANCE STANDARDS AND PROCEDURES

      COMPLIANCE RESOURCES

      To facilitate compliance with this Code, we have implemented a program of Code awareness, training and review. We have established the position of Compliance Officer to oversee this program. The Compliance Officer is a person to whom you can address any questions or concerns. We have designated the Vice President and General Counsel as our Compliance Officer, who can be reached as follows: 600 Montgomery Street, 25th Floor, San Francisco, California 94111; (phone) 415-774-2700; (fax) 415-834-1506. In addition to fielding questions or concerns with respect to potential violations of this Code, the Compliance Officer is responsible for:

      -     investigating possible violations of the Code;

      -     overseeing the training of new employees in Code policies;

      - overseeing the conduct of periodic training sessions to refresh employees' familiarity with the Code;

      - distributing copies of the Code annually to each employee with a reminder that each employee is responsible for reading, understanding and complying with the Code;

      - updating the Code as needed and alerting employees to any updates, with appropriate approval of the Audit Committee of the Board of Directors, to reflect changes in the law, URS operations and in recognized best practices, and to reflect URS experience; and

      - otherwise promoting an atmosphere of responsible and ethical conduct.

      Your most immediate resource for any matter related to the Code is your supervisor. He or she may have the information you need, or may be able to refer the question to another appropriate source. There may, however, be times when you prefer not to go to your supervisor. In these instances, you should feel free to discuss your concern with the Compliance Officer.

      The URS Ethics Hotline, a toll-free help line at 1-866-462-4224 is also available to those who wish to ask questions about URS policy, seek guidance on specific situations or report violations of the Code. You may call the toll-free number anonymously if you prefer, although the Compliance Officer will be unable to obtain follow-up details from you that may be necessary to investigate the matter. Whether you identify yourself or remain anonymous, your telephonic contact with the URS Ethics Hotline will be kept strictly confidential to the extent reasonably possible within the objectives of the Code.


                                      12.

      CLARIFYING QUESTIONS AND CONCERNS; REPORTING POSSIBLE VIOLATIONS

      If you encounter a situation or are considering a course of action and its appropriateness is unclear, discuss the matter promptly with your supervisor or the Compliance Officer; even the appearance of impropriety can be very damaging and should be avoided.

      If you are aware of a suspected or actual violation of Code standards by others, you have a responsibility to report it. You are expected to promptly provide a compliance resource with a specific description of the violation that you believe has occurred, including any information you have about the persons involved and the time of the violation. Whether you choose to speak with your supervisor or the Compliance Officer, you should do so without fear of any form of retaliation. We will take prompt disciplinary action against any employee who retaliates against you, up to and including termination of employment.

      Supervisors must promptly report any complaints or observations of Code violations to the Compliance Officer. If you believe your supervisor has not taken appropriate action, you should contact the Compliance Officer directly. The Compliance Officer will investigate all reported possible Code violations promptly and with the highest degree of confidentiality that is possible under the specific circumstances. Neither you nor your supervisor may conduct any preliminary investigation, unless authorized to do so by the Compliance Officer. Your cooperation in the investigation will be expected. As needed, the Compliance Officer will consult with the Human Resources department and/or the Audit Committee of the Board of Directors. We will strive to employ a fair process by which to determine violations of the Code

      If the investigation indicates that a violation of the Code has probably occurred, we will take such action as we believe to be appropriate under the circumstances. If we determine that an employee is responsible for a Code violation, he or she will be subject to disciplinary action up to, and including, termination of employment and, in appropriate cases, civil action or referral for criminal prosecution. Appropriate action may also be taken to deter any future Code violations.


                                      13.